Exhibit 99.3

LOGFIRE, INC.

STOCK OPTION PLAN

PLAN DOCUMENT

LOGFIRE, INC.

Stock Option Plan

ARTICLE I

GENERAL PURPOSE

The name of this plan is the LogFire, Inc. Stock Option Plan (the “Plan”). This Plan was adopted by LogFire, Inc., a Delaware corporation (the “Company”), as of June 13, 2014. Capitalized terms used herein shall have the meanings set forth in Article II.

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and consultants, and to promote the success of the Company’s business.

All Options granted under this Plan shall be separately designated as Incentive Stock Options or Non-Qualified Stock Options at the time of grant in the Award Agreement.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

“10% Stockholder” shall mean a stockholder of the Company who, at the time of grant, owns (or is deemed to own pursuant to Code Section 424(d)) stock representing more than 10% of the total combined voting power of all classes of stock of the Company, or of any of its Affiliates.

“Administrator” shall mean the compensation committee of the Board, which governs this Plan in accordance with Article IV hereof and as otherwise provided in this Plan.

“Affiliate” shall mean, with respect to any Person, (a) a spouse, descendant or ancestor of such Person; (b) any partnership of which such Person is a general partner; (c) any trust or estate in which such Person has a substantial beneficial interest, or of which such Person serves as trustee or in some other fiduciary capacity, or of which such Person is the grantor; (d) any corporation or organization (i) in which such Person is, directly or indirectly, the beneficial owner of 50% or more of any class of equity interest therein, or (ii) which is, directly or indirectly, the beneficial owner of 50% or more of any class of equity interest in such Person, (e) any officer or director of such Person, or any Person who is, directly or indirectly, the beneficial owner of 50% or more of any class of equity interest in such Person, and (f) any Person which controls, is controlled by, or is under common control with, the Person.

“Applicable Laws” shall mean all applicable laws, regulations, requirements and statutes relating to the administration of stock option plans and agreements under U.S. state corporate laws, U.S. federal and state securities laws, and the Code.

“Award Agreement” shall mean the written agreement between the Company and each Participant pursuant to which the Company grants the Options to such Participant. Each such Award Agreement shall specify the number and type of Options granted, the dates of vesting of the Options (if applicable), the Exercise Price and such other terms and conditions as the Administrator may deem advisable at that time in its sole discretion.

“Board” shall mean the Company’s Board of Directors, including any Board committee having authority to act on behalf of the Board for certain purposes.

“Capital Event” shall mean (a) any sale, transfer, conveyance or issuance, directly or indirectly, in one or a series of related transactions, whether by sale, merger, public offering, consolidation or reorganization, of more than 90% of the outstanding stock in the Company to one or more related Persons that are not an Affiliate of the Company or any of its shareholders, (b) any sale, transfer or conveyance, directly or indirectly, in one or a series of related transactions, of 90% or more of the Company’s assets to any person(s) or entity(s) that is not an Affiliate of the Company or any of its shareholders, or (c) an IPO.

“Cause” shall have the meaning set forth in the employment or consulting or similar agreement between the Company or any Subsidiary thereof and the Participant, the Award Agreement or, in the absence of any such agreement, shall mean any of the following as reasonably determined by the Company: (a) the Participant ceases to devote to the Company’s or Subsidiary’s business sufficient time, skill, attention, and best efforts, (b) continued neglect by the Participant in the performance of his duties, or other repeated material failure by the Participant to perform his duties, in each case for a reason not beyond the Participant’s control, (c) gross negligence or willful misconduct by the Participant in connection with the Participant’s services on behalf of the Company or any Subsidiary, including dishonesty (including theft, embezzlement, or unauthorized taking or use of property of the Company) or fraud, (d) commission by the Participant of a felony or a crime involving moral turpitude, as evidenced by conviction or by the Participant’s admission, (e) a material breach by the Participant of its Award Agreement, this Plan or any other agreement with the Company or a Subsidiary, or (f) the failure to observe or perform any material provision of the Company’s or a Subsidiary’s written policies, which failure is not cured within 5 business days following notice thereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean a share of common stock in the Company, as set forth in the Company’s Certificate of Incorporation (as amended from time to time).

“Company” shall mean LogFire, Inc., a Delaware corporation.

“Director” shall mean a member of the Board.

“Employee” shall mean any person employed by the Company or any Affiliate of the Company as determined under the rules contained in Code Section 3401. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient by itself to constitute “employment” by the Company.

“Exercise Price” shall mean, except as provided in Section 6.2 hereof, with respect to each Option granted under this Plan, Fair Market Value determined as of the Grant Date. The Exercise Price shall be set forth in the applicable Award Agreement.

“Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(a) if the Common Stock is listed on a national securities exchange, the last reported sales price of the Common Stock on such exchange on such date (or if there shall be no trading on such date, then on the next previous date on which there shall have been trading of the Common Stock);

(b) if the Common Stock is not listed on a national securities exchange, if applicable, the average of the highest bid and the lowest ask prices at the close of business in the over-the-counter market on such date; or

(c) if the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, as determined by the Administrator, in good faith on the basis of available financial information (including, if available and without limitation, information regarding recent sales of Common Stock), using any reasonable valuation method. The Administrator’s determination of the fair market value shall be conclusive.

“Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option and that qualifies as an incentive stock option within the meaning of Code Section 422.

“IPO” shall mean the consummation of an initial underwritten public offering of the Company (or any corporate successor of the Company) of its Shares pursuant to a registration statement (other than a registration statement relating solely to an employee benefit plan) that has been filed under the Securities Act and declared effective by the Securities and Exchange Commission.

“Non-Qualified Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option or that does not qualify as an Incentive Stock Option.

“Option” shall mean an optiongranted pursuant to this Plan.

“Participant” shall mean any Person who is eligible to participate in this Plan pursuant to Article VI and to whom Options are granted under this Plan.

“Person” shall mean an individual, partnership, joint venture, association, corporation, limited liability company, trust or any other legal entity.

“Plan” means this Stock Option Plan of the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share” shall mean a share of Common Stock.

“Subsidiary” shall mean any Person in which the Company holds an ownership interest, directly or indirectly, through one or more intermediate entities.

ARTICLE III

STOCK SUBJECT TO PLAN

The maximum aggregate number of Shares available for issuance under this Plan shall not exceed 2,893,000 Shares. The Shares may be authorized but unissued, or reacquired Common Stock. If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under this Plan (unless this Plan has terminated), provided that the granting and terms comply in all respects with this Plan. However, Shares that have actually been issued under this Plan, upon exercise of an Option, shall not be returned to this Plan and shall not become available for future distribution under this Plan.

ARTICLE IV

ADMINISTRATION

4.1. This Plan shall be administered by the Administrator.

4.2. Subject to the provisions of this Plan and any specific duties or restrictions set forth from time to time by the Board, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

(a) to exercise all of the powers granted to it under this Plan;

(b) to determine the persons to whom Options are to be granted under this Plan;

(c) to determine the number of Shares to be covered by each Option granted hereunder;

(d) to determine whether an Option granted will be an Incentive Stock Option or a Non-Qualified Stock Option, or a combination of both;

(e) to determine the Fair Market Value of the Common Stock at the time that an Option is exercised to determine the applicable tax withholding obligations in connection with the exercise of any Option granted hereunder;

(f) to construe, interpret and implement this Plan and written Award Agreements;

(g) to employ attorneys, consultants, accountants, appraisers or other professional persons, and reasonably rely upon the advice, opinions and valuations of such persons in interpreting and administering this Plan;

(h) to prescribe, amend and rescind any rules and regulations relating to this Plan or any Award Agreement, including rules governing its own operations;

(i) to make all determinations necessary or advisable in administering this Plan or interpreting any Award Agreement;

(j) to correct any defect, supply any omission and reconcile any inconsistency in this Plan or any Award Agreement;

(k) to amend this Plan to reflect changes in Applicable Law.

4.3. All decisions, determinations and interpretations of the Administrator shall be final, conclusive and binding on all persons, including the Company and Participants. Determinations and decisions made by the Administrator under the Plan, including the selection of Participants, need not be uniform and may be made by the Administrator selectively.

4.4. No member of the compensation committee of the Board that constitutes the Administrator shall be personally liable for any action or determination or interpretation made, in good faith, or for any action not taken if the determination not to act is made in good faith, with respect to this Plan or any Award Agreement. The Company shall indemnify the Administrator with respect to any such actions, inactions, determinations or interpretations related to the administration of the Plan, and such indemnification shall be against all costs and expenses reasonably incurred in connection with any action, suit or proceeding to which it or any of the members of the compensation committee of the Board comprising it may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award Agreement.

4.5. Actions of the Administrator shall be determined by the members of the compensation committee of the Board that constitutes the Administrator. Notwithstanding the foregoing, the Board may overrule any action made by the Administrator.

ARTICLE V

EXPIRATION AND TERMINATION OF PLAN

This Plan shall become effective upon its adoption by the Board and shall continue in effect until it is terminated hereunder. Options may be granted under this Plan at any time and from time to time prior to the expiration or termination of this Plan, except as to Options then outstanding under this Plan. Such Options shall remain in effect until they have been exercised, expired or cancelled for any reason herein or pursuant to the Award Agreement. Notwithstanding the foregoing, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it was granted. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, is a 10% Stockholder, the term of such Option shall be 5 years from the date of grant thereof.

ARTICLE VI

ELIGIBILITY

6.1 Incentive Stock Options may be granted to Employees only. Non-Qualified Stock Options may be granted to executives, Employees and other non-Employee individuals (including non-Employee members of the Board or any advisory board) providing services to the Company or any Subsidiary who are responsible for and contribute to the management, growth and profitability of the Company are eligible to be Participants under the Plan.

6.2 No 10% Stockholder shall be eligible for the grant of an Incentive Stock Option, unless the Exercise Price of such Option is at least 110% of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of 5 years from the date of grant.

6.3 To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Affiliates exceeds $100,000.00, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

6.4 No Incentive Stock Option may be exercised unless, at the time of such exercise, the Participant, is, and has been continuously since the date of grant of such Incentive Stock Option, an Employee, except that:

(a) an Incentive Stock Option may be exercised within the period of 3 months after the date the Participant ceases to be an Employee (or within such lesser period as may be specified in the applicable Award Agreement) if and only to the extent that the Incentive Stock Option was exercisable at the date of employment termination, provided that the Award Agreement may designate a longer exercise period, and any exercise after such 3 month period shall be treated as the exercise of a Non-Qualified Option under the Plan;

(b) if the Participant dies while he or she is an Employee, or within 3 months after the Participant ceases to be an Employee, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the applicable Award Agreement) if and only to the extent that the Incentive Stock Option was exercisable at the date of death; and

ARTICLE VII

OPTION VESTING

Any and all Options granted under the Plan shall vest based on a vesting schedule determined by the Administrator and reflected in the particular Award Agreement. Such vesting schedule may (a) correspond with the Participant’s period of continuous employment or engagement in good standing following the date of grant, (b) correspond to the achievement of certain Participant or Company performance targets, or (c) reflect such other vesting benchmarks as determined by the Administrator.

ARTICLE VIII

EXERCISE PRICE

The Exercise Price of each Share purchasable under any Option granted under this Plan shall be determined by the Administrator and such price shall be set forth in each respective Award Agreement entered into pursuant to this Plan. The Administrator’s determination of the Fair Market Value shall be conclusive and the Exercise Price of Shares under Options granted on any particular date shall be set forth in the minutes of the meeting of the Board when such price was determined.

ARTICLE IX

CONSIDERATION AND DURATIONS OF OPTIONS

9.1. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator if other than by check or cash. Such consideration may consist of, without limitation, (a) cash, (b) check, (c) promissory note, (d) other Shares, provided Shares acquired directly from the Company (i) have been owned by the Participant for more than 6 months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (e) Participant electing to receive a net amount of Shares computed as follows (a “Cashless Exercise”):

X = Y(A-B)
A

Where:	X =	the number of Shares issued to Participant

	Y =	the number of Shares purchasable under the Options being exercised

	A =	Fair Market Value of one Share on the exercise date

	B =	Exercise Price

or (f) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company. In the event a Participant is allowed to exercise such Participant’s Options by delivery of a promissory note, such note shall be a full-recourse promissory note secured by the purchased Shares. The terms of such promissory note shall be determined by the Administrator; provided, however, the par value of the Shares purchased upon the exercise of an Option shall not be paid through the use of a promissory note.

9.2. As to any person who is granted an Option hereunder, the unexercised portion of any Option granted under this Plan shall automatically and without notice terminate and become null and void in accordance with the terms of this Plan or the Award Agreement as approved by the Administrator.

ARTICLE X

EXERCISE OF OPTION

Any Option granted hereunder shall be exercisable according to the terms and under such conditions as determined by the Administrator and set forth herein or in the Award Agreement. An Option may not be exercised for a fraction of a Share. Options shall be exercisable during the lifetime of the Participant only by such Participant or by his attorney-in-fact or conservator, unless, in the case of an Incentive Stock Option, such exercise by the attorney-in-fact or conservator would disqualify the Incentive Stock Option as such.

To determine applicable tax withholding obligations in connection with the exercise of any Option granted hereunder, the Administrator shall determine the Fair Market Value of the Common Stock at the time the Option is exercised.

An Option shall be deemed exercised when the Company receives: (i) written notice of exercise from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised, and (iii) satisfaction of the other conditions outlined in this Plan or the Award Agreement, including, without limitation, payment of an amount equal to the income taxes required to be withheld from the Participant. Shares issued upon exercise of an Option shall be issued in the name of the Participant.

Until the Shares are issued (as evidenced by the issuance of an appropriate stock certificate, or the appropriate entry on the books of the Company or of a fully authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in this Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

ARTICLE XI

TERMINATION OF OPTIONS

Except as otherwise provided in the Participant’s Award Agreement:

11.1. Options shall automatically terminate and the Company shall have no further obligation hereunder to the Participant on the earliest occurrence of any of the following:

(a) Immediately upon termination of Participant’s employment with the Company and its Affiliates for Cause;

(b) 30 days following Participant’s termination of employment with the Company and its Affiliates for any reason other than Cause (including resignation, death or diability);

(c) Following an IPO, upon the latest of (i) 90 days following Participant’s termination of employment with the Company and its Affiliates (one year in the case of termination due to death or disability) and, if Participant dies following termination while holding a vested Option, one year from date of death, (ii) 90 days following consummation of the IPO or (iii) 30 days following expiration of any applicable underwriter-imposed restriction on the sale of Shares undertaken in connection with an IPO;

(d) Immediately upon the 10th anniversary of the date of grant; and

(e) Immediately upon cancellation, termination or expiration of the Options pursuant to action taken by the Administrator in accordance with this Plan.

11.2. In the event of a termination for Cause, the Company shall have the right (but not the obligation), for a period of 6 months from the date of such termination, to purchase all Shares from the exercise of Options herein from such Participant for a purchase price equal to the Exercise Price paid for such Shares plus an annualized [6%] rate of return from the exercise date of such Shares. In the event of any other termination, the Company shall have the right (but not the obligation) to purchase all Shares from the exercise of Options herein from such Participant for a purchase price equal to Fair Market Value as of the date of termination.

ARTICLE XII

ADDITIONAL CONDITIONS UPON ISSUANCE OF SHARES

12.1. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

12.2. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if in the opinion of counsel for the Company, such a representation is required.

12.3. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to execute (a) all documents that the Company or the Administrator determine, in their sole discretion, are necessary to ensure that Participant will comply with the terms and provisions of (i) this Plan, and (ii) the Award Agreement, (b) any stockholder agreement, voting agreement or other agreement generally required by the Company to be entered into by the stockholders of the Company or otherwise required to be executed by persons exercising options under any option plan or compensation plan maintained by the Company, (c) a non-disclosure agreement in a form provided by the Administrator in connection with any disclosures made by the Company to the Participant pursuant to Rule 701 of the Securities Act or otherwise, and (d) any other agreement(s) that the Administrator may reasonably request.

ARTICLE XIII

GRANTING OF OPTIONS

The Administrator may make the determination to grant Options hereunder on an annual, semi-annual or quarterly basis, or more often as the Administrator deems appropriate (understanding, however, that Fair Market Value must be determined at the time of each grant).

ARTICLE XIV

RESERVATION OF SHARES

The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Plan.

ARTICLE XV

ACCELERATION ON CERTAIN CAPITAL EVENTS

Subject to any modifications that the Company expressly sets forth in a particular Award Agreement, upon a Capital Event, the Administrator may, in its sole and absolute discretion, elect to cause some or all outstanding and unvested Options to automatically become fully vested and exercisable without requiring further action on the part of the Company or the Participant.

ARTICLE XVI

OTHER RIGHTS OF COMPANY AND PARTICIPANTS

16.1. Dilution and Other Adjustments. In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Shares or other securities, any stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution or other similar transactions or events, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Administrator shall make an equitable adjustment in (a) the number and kind of Shares deemed to be available thereafter for grants of Options herein, (b) the number and kind of Shares that may be delivered or deliverable in respect of outstanding Options and (c) the Exercise Price; provided, however, that the manner of any such equitable adjustment shall be determined in the sole discretion of the Administrator. In addition, the Administrator is authorized to make adjustments in the terms and conditions of, and the criteria included in, Options in recognition of unusual or nonrecurring events affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate, or in response to change in Applicable Laws.

16.2. Nontransferability. The Options granted hereunder, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process, without the prior written consent of the Company, which consent may be withheld in the sole discretion of the Company. Any prohibited transfer shall be null and void.

16.3. Withholding. The Company shall have the right to deduct from all amounts granted or paid in connection with any Options any taxes required by law to be withheld with respect to such grants or payments at the minimum statutory withholding rate. The Company shall also have the right to decrease the net Shares issued to the Participant by an amount of Shares with a Fair Market Value at exercise equal to any taxes required by law to be withheld with respect to such grants or payments at the minimum statutory withholding rate.

16.4. No Ownership, Voting or Dividend Rights. No Participant shall be entitled to any rights as a shareholder of the Company, including, without limitation, any voting rights, or any rights to receive dividends, except to the extent Options are exercised into Shares. Nothing in this Plan shall in any way limit the Company’s ability to issue dividends to its shareholders, and the Company’s shareholders and management shall have no fiduciary duties or duties of loyalty or care to the Plan or the Participants.

16.5. Not a Contract of Employment. Neither this Plan nor any Award Agreement shall be construed as conferring upon any employee, advisor or consultant of the Company or its Subsidiaries or any Participant any right to continue in the employ or service of the Company, nor shall it interfere or limit in any way the right of the Company to terminate the employment or service of any employee or Participant at any time. Participation in the Plan and receipt of any grant of Options hereunder shall not guarantee future participation or any consideration for future grants.

16.6. Compliance with Section 409A.

(a) General. It is the intention of both the Company and each Participant that the benefits and rights to which the Participant could be entitled pursuant to this Plan or any Award Agreement either comply with Code Section 409A, and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), or fall within one of the exceptions to Section 409A including, without limitation, the short-term deferral exception, and the provisions of this Plan and each Award Agreement shall be construed in a manner consistent with that intention. If a Participant or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and the parties shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Participant and on the Company).

(b) No Acceleration of Payments. Neither the Company nor any Participant, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Plan, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(c) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Plan, each separately identified amount to which a Participant is entitled under this Plan or any Award Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Plan or any Award Agreement shall be treated as a right to a series of separate payments.

(d) Responsibility for Taxes. Each Participant is solely responsible and liable for the satisfaction of all taxes (including any related penalties and interest) that may arise in connection with this Plan or any Award Agreement (including any taxes arising under Section 409A), and the Company shall have no obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.

16.7. International Participants. With respect to Participants who reside or work outside the United States of America, the Company may, in its sole discretion, amend the terms of the Plan or the particular Award Agreement in order to conform with the requirements of local law or to obtain more favorable tax treatment for the Participant, the Company or any Affiliate.

16.8. Governing Law. This Plan, each Award Agreement and the rights and obligations of the parties thereto with respect to the subject matter hereof and thereof will be interpreted and enforced in accordance with, and governed exclusively by, the laws of the State of Delaware, excluding the conflicts of law provisions thereof.

16.9. Arbitration. Any dispute or disagreement with respect to any portion of this Plan, any Award Agreement or their validity, construction, meaning, performance, or a Participant’s rights hereunder shall be settled by arbitration, conducted in Atlanta, Georgia, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration the parties will attempt to resolve any disputes or disagreements with each other amicably and informally, in good faith, for a period of not less than 30 days. Thereafter, either party may submit the dispute to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, the Participant and the Company may resolve the dispute by settlement. The Participant and the Company shall equally share the costs of the arbitrators, but the Participant and the Company shall otherwise be solely responsible for their own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on the Participant and the Company. Further, neither Participant nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award. THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL.

16.10. Judicial Interpretation. No arbitrator or court interpreting this Plan or any Award Agreement will interpret the terms of this Plan or any Award Agreement more strictly against either party by reason of the rule of construction that a document or provision of a document is to be construed more strictly against the party that, either itself or through its agent, drafted the document or provision, it being agreed that both parties have participated in the preparation of this Plan or Award Agreement.

16.11. Severability. If any portion of this Plan or any Award Agreement is held illegal or unenforceable, the parties hereby covenant and agree that such portion or portions are absolutely and completely severable from all other provisions of this Plan or Award Agreement, as the case may be, and such other provisions shall constitute the agreement of the parties with respect to the subject matter hereof and thereof.

16.12. Confidentiality. Except as otherwise required by law, by executing his particular Award Agreement, each Participant agrees to keep, and to cause each of its Affiliates to keep, strictly confidential the terms of this Plan and his Award Agreement and agrees not to disclose such information to any other parties (other than to a spouse, attorney and/or personal financial/tax advisor) without the Company’s written consent. In the event of a breach of the foregoing confidentiality provision, (a) the Company may, in its sole discretion, cancel, terminate and cause the Participant to forfeit all of the Participant’s Options (vested and unvested) and Shares resulting from the exercise of Options granted herein, and (b) in addition to any claim for monetary damages, the Company shall be entitled to seek (without the requirement of posting a bond) a temporary restraining order, temporary injunction and/or permanent injunction against the Participant to compel compliance with the foregoing confidentiality provisions. The Company shall also be entitled to recover all attorneys’ fees, cost and expenses if the Participant is found to have breached these confidentiality provisions or otherwise found to be at fault.

16.13. Amendments, Modifications, Terminations. The Administrator or the Company may suspend or terminate this Plan or any portion thereof at any time and may modify or amend the Plan, from time to time, in such respects as the Administrator or the Company may determine in their sole discretion; provided, however, that no such suspension, termination, modification or amendment shall impair the rights of Participants with respect to outstanding Options and Shares resulting from the exercise of Options granted herein without the written consent of the affected Participants.